ECO SCIENCE SOLUTIONS, INC. AND
SEPARATION DEGREES - ONE, INC.
 CANCELLATION AND RELEASE AGREEMENT

THIS CANCELLATION AND RELEASE AGREEMENT (“Agreement”), is entered into this 10th day of January 2017, by and between Eco Science Solutions, Inc. (“ESSI”, “Company”), a Nevada corporation, and Separation Degrees – One, Inc. (“SDOI”), a Delaware corporation.

WHEREAS, ESSI currently owes One Million Nine Hundred Twenty Thousand Four Hundred Twenty Four Dollars ($1,920,424), in outstanding invoices, to SDOI, pursuant to a Technology Licensing and Marketing Agreement (“Marketing Agreement”) dated January 1, 2016; an Amendment to that Agreement dated April 25, 2016 (Amendment); Amendment Two to the Agreement dated June 1, 2016 (Amendment Two); and Amendment Three to the Agreement (Amendment Three) dated October 1, 2016; together the Marketing Agreement and the Amendments shall herein be referred to collectively as the “Agreements”, and are attached together to this Agreement as Attachment A.

WHEREAS, pursuant to the Agreements, ESSI was to pay a monthly fee of Thirty-Five Thousand Dollars ($35,000); increased to Forty-Two Thousand Dollars ($42,000) per month in October 2016, to SDOI as well as monthly fees for marketing and advertising services.

WHEREAS, pursuant to the Agreements, ESSI was to pay SDOI the monthly fee, as well as the fees for marketing and advertising services in registered common shares, until the Company could pay the fees in cash.

WHEREAS, ESSI has satisfied the monthly fees owed to SDOI for the months of January 2016, through the end of September 2016.  None of the fees incurred for the marketing and advertising services have been paid; the monthly fees for October, November, and December 2016 have not been paid.

WHEREAS, there currently remains an outstanding balance of $1,920,424 owed to SDOI due to unpaid monthly fees and unpaid marketing and advertising services fees.

WHEREAS, the outstanding balance owed to SDOI would, pursuant to the Agreements, convert into 16,745,247 Shares of Common Stock as shown in the table attached to this Agreement as Attachment B.

WHEREAS, the Company has been executing to its business plan, but has not accumulated enough cash to satisfy its debt with SDOI; the Company and SDOI have mutually agreed to cancel the outstanding balance owed to SDOI in exchange for the issuance of four million (4,000,000) common shares of ESSI, to SDOI, or its designee.

WHEREAS, the Board of Directors of the Company feels it to be in the best interest of the Company and its Shareholders to reduce the outstanding debt of the Company in exchange for the issuance of 4,000,000 shares of Common Stock to SDOI, or its designee.

1

WHEREAS, ESSI and SDOI hereby mutually agree to cancel the remaining outstanding balance of the monthly fees and the monthly advertising and marketing services invoices, owed to SDOI in exchange of the issuance of 4,000,000 Common Shares to SDOI, or its designee.

WHEREAS, the 4,000,000 shares of ESSI Common Stock issued to SDOI shall be issued with piggy-back registration rights and will be registered in an S-1 Registration Statement filed with the Securities and Exchange Commission within six months from the execution of this Agreement.

THEREFORE, it is hereby agreed by both ESSI, and SDOI that the outstanding balance owed to SDOI, by the Company, for unpaid monthly fees and unpaid marketing and advertising services in the total amount of $1,920,424, shall be cancelled, and upon the issuance of the 4,000,000 Common Shares to SDOI, or its designee, no further obligations of ESSI to SDOI, or by SDOI to ESSI, under the Agreements, are contemplated.

The undersigned do hereby acknowledge receipt, review, understanding and agreement of this Cancellation and Release Agreement.

/s/ Jeffrey Taylor	January 10, 2017
Jeffery Taylor, President	Date
Eco Science Solutions, Inc.

/s/ Gannon Giguiere	January 10, 2017
Gannon Giguiere, President	Date
Separation Degrees – One, Inc.

2

ATTACHMENTA

January 1, 2016

Eco Sciences Solutions, Inc.
Jeffery Taylor, CEO
1135 Makawao Ave
Suite 103-188
Makawao, HI 96768

Dear Jeffery,

The purpose of this letter (the “Agreement”) is to confirm a technology licensing and marketing support agreement between Separation Degrees – One, Inc. (“SDOI”) and Eco Sciences Solutions, Inc. (“ESSI”) commencing on January 4, 2016 to pursue mutual beneficial opportunities that result in the development, licensing / acquisition of, and management of on-going technology solutions and marketing campaigns for ESSI’s initiatives (“BUSINESS”) as outlined below.

Section 1.  Initiatives; Roles & Responsibilities. SDOI and ESSI’s respective roles and responsibilities related to this Agreement for each initiative of the BUSINESS shall be outlined in subsequent addendums that will address each specific initiative opportunity.

Section 2.  Compensation.  In addition to any defined and mutually agreed upon development and licensing fees paid to SDOI by ESSI, SDOI and ESSI shall pursue revenue sharing opportunities from all revenues generated from the BUSINESS.  SDOI and ESSI shall split NET PROFITS (NET PROFITS is defined as Gross Profits less Cost of Acquisition on any media spend by either party) that are generated from any and all opportunities developed from the BUSINESS.  Revenue sharing percentages from the BUSINESS shall be established in each subsequent addendum hereafter.

SDOI will be issued Series A Preferred Stock initially equal to the current total authorized common shares outstanding of 650,000,000. Additionally, if ESSI were to increase it authorized shares outstanding, the Series A Preferred Stock issued to SDOI would be adjusted within 2 business days to equal the new amount of common stock authorized. ESSI is prohibited to create any new class of Preferred or Common Stock without written consent of SDOI.

Section 3.  Expenses.  SDOI and ESSI will be responsible for their respective expenses related to the operations of their respective business entities (office, personnel, travel, etc.).  In the event that either SDOI and ESSI provides capital to fund (“BUSINESS EXPENSE”) an initiative related to the BUSINESS that is mutually agreed upon in advance by both parties, then the amount of the BUSINESS EXPENSE shall be reimbursed to the contributing party out of GROSS PROFITS.

Section 4.  Payment of Fees and Expenses.  Payment of development and licensing fees shall be defined in each subsequent addendum that is related to the specific initiative opportunity.

Section 5.  Ownership of Work.  ESSI shall retain ownership to the existing products and services related to the BUSINESS; provided, however, that SDOI shall retain exclusive, full ownership of all proprietary processes, technology development, analysis tools, graphical images and drawings, lead generation and demand generation development tools and web assets, and any other items that are part of SDOI’s work that have been developed for the BUSINESS and its related initiatives.

Separation Degrees – One, Inc.
77 Geary Street, 5th Floor * San Francisco, CA * 94108
CONFIDENTIAL * Technology Licensing and Marketing Agreement

Section 6.  Confidentiality.  Each party to this Agreement shall maintain as strictly confidential and not disclose to any third party any financial or other proprietary information (the “CONFIDENTIAL INFORMATION”) provided that party by the other party to this Agreement.

The non-disclosing party shall be excepted from the obligations of this section with respect to any portion of CONFIDENTIAL INFORMATION to the extent that portion of CONFIDENTIAL INFORMATION:

(a) is within the knowledge of the non-disclosing party prior to the Start Date of this Agreement;

(b) or is within the public domain or enters the public domain through no fault of the non-disclosing party;

(c) or is rightfully disclosed to the non-disclosing party by a third party without obligation of confidentiality, but only to the extent rightfully permitted by the third party.

The obligations of the non-disclosing party under this section with regard to any portion of CONFIDENTIAL INFORMATION shall continue for a term of twelve (12) months from the Start Date of this Agreement, or until one of the exceptions identified above applies to that portion of CONFIDENTIAL INFORMATION.

Section 7.  Term; Termination of Engagement.

(a)           SDOI’s engagement and all rights and obligations of the parties hereto shall commence upon SDOI’s receipt of a signed copy of the Agreement, of which has a start date of December 15, 2015.   The Term of the Engagement shall be one (1) year with automatic one (1) year renewals (“ENGAGEMENT TERM”).  The Term of each Initiative as outlined in their respective Addendum shall be one (1) year from the launch date of each initiative (“INITIATIVE INITIAL TERM”), with automatic one (1) year renewal(“INITIATIVE RENEWAL TERM”).

(b)           Either SDOI or ESSI may terminate this engagement at any time, with or without cause, upon a ninety (90) day advance written notice; provided, however, that notwithstanding any such termination, SDOI and ESSI shall continue to share compensation as outlined in the subsequent Addendums for each initiative that has launched for the INITIATIVE INITIAL TERM, and if the initiative has been renewed, then for the INITIATIVE RENEWAL TERM.

In addition to the foregoing, the provisions in this Agreement related to indemnification shall survive termination of this Agreement.

Section 8.  Successors and Assigns.  The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties hereunder and their successors and permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.

Section 9.  Indemnity.  The indemnification provisions attached hereto as Exhibit A are incorporated herein and made a part hereof.

Separation Degrees – One, Inc.
77 Geary Street, 5th Floor * San Francisco, CA * 94108
CONFIDENTIAL * Technology Licensing and Marketing Agreement

Section 10.  Arbitration.  Unless the Parties mutually agree otherwise in writing, all claims, disputes or other matters in question between the Parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be subject to and decided by arbitration, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on each party, and judgment upon the arbitration award may be entered in any court having jurisdiction over the matter.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws rules thereof, and any arbitration shall be brought in Orange County, California using California laws.

Section 11. Force Majeure.  Any failure or delay by either the ESSI or SDOI in the performance of its obligations under this Agreement is not a default or breach of the Agreement or a ground for termination under this Agreement to the extent the failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, legal actions, strikes or other factors beyond the reasonable control of a party (each, a “Force Majeure Event”).  The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes the Force Majeure Event and includes a good faith estimate as to the impact of the Force Majeure Event upon its responsibilities under this Agreement, including, but not limited to, any scheduling changes.  If the Force Majeure Event causes all or a portion of the services to be delayed, or otherwise causes a failure to comply with this Agreement, and continues to occur for more than thirty (30) days after notice of the Force Majeure Event the Term shall be extended for the specific time delay.

Section 12.  Miscellaneous.
(a) ESSI expressly acknowledges that all opinions and advice (written or oral) given by SDOI to ESSI in connection with SDOI’s work related to the BUSINESS are intended solely for the benefit and use of ESSI.

(b) ESSI shall be under no obligation to enter into or execute any transaction, partnership or other agreement or arrangement with any party as a result of this Agreement and the entry into any transaction; partnership or other agreement or arrangement shall be in the sole discretion of ESSI.

(c) ESSI acknowledges that SDOI’s work does not represent and guarantee any success for the BUSINESS.

(d) ESSI is a sophisticated business enterprise that has engaged SDOI for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature.  In the event of any business transaction or engagement, each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement, and each party agrees that there is no fiduciary relationship between them.

(e) ESSI represents and warrants to SDOI that SDOI's engagement hereunder has been duly authorized and approved by all corporate action by ESSI and this letter Agreement has been duly executed and delivered by ESSI and constitutes a legal, valid and binding obligation of ESSI.  SDOI represents and warrants to ESSI that SDOI’s engagement hereunder has been duly authorized and approved by all necessary corporate action by SDOI and this letter Agreement has been duly executed and delivered by SDOI and constitutes a legal, valid and binding obligation of SDOI.

(f) SDOI shall have the right to include ESSI and the BUSINESS’s name, logo and any non-confidential information relating to the engagement in SDOI’s website and marketing materials.

(g) The ESSI acknowledges that it is not relying on the advice of SDOI for tax, legal or accounting matters it is seeking, and will rely on the advice of its own professionals and advisors for such matters.

(h) This Agreement may be executed in one or more counterparts, which together shall constitute the same agreement.

***
Separation Degrees – One, Inc.
77 Geary Street, 5th Floor * San Francisco, CA * 94108
CONFIDENTIAL * Technology Licensing and Marketing Agreement

This Agreement and the exhibit attached hereto shall constitute the full scope of the relationship between SDOI and ESSI.  Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Sincerely,

SEPARATION DEGREES – ONE, INC.

By:	/s/Gannon Giguiere
         Gannon Giguiere, CEO

Agreed to and accepted:

ECO SCIENCES SOLUTIONS, INC.

By:	/s/Jeffery Taylor
         Jeffery Taylor, CEO

Separation Degrees – One, Inc.
77 Geary Street, 5th Floor * San Francisco, CA * 94108
 CONFIDENTIAL * Technology Licensing and Marketing Agreement

EXHIBIT A – INDEMNIFICATION PROVISION

Eco Sciences Solutions, Inc. (“ESSI”) agrees to indemnify and hold harmless Eventure Interactive, Inc. (“SDOI”) and its affiliated entities, partners, employees, consultants, legal counsel, agents, members, managers, representatives, and agents (collectively the “Indemnified Parties”) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Parties is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Indemnified Parties’ performance or nonperformance of its obligations under the letter agreement between ESSI and SDOI to which these provisions are attached and form a part (the “Agreement”); provided, however, that ESSI shall not be obligated to indemnify, defend or hold harmless Indemnified Parties for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements suffered by or paid by Indemnified Parties as a result of acts or omissions of Indemnified Parties which have been made or not made in bad faith or which constitute willful misconduct.

These indemnification provisions shall be in addition to any liability, which ESSI may otherwise have to Indemnified Parties.  In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then ESSI, on the one hand, and the applicable Indemnified Parties, on the other hand, shall contribute to the losses involved in such proportion as is appropriate to reflect (i) the relative benefits received by ESSI, on the one hand, and the applicable Indemnified Parties, on the other hand, (ii) the relative fault of ESSI, on the one hand, and the applicable Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, and (iii) relevant equitable considerations.  Neither termination nor completion of the engagement of SDOI under this Agreement, shall affect these indemnification provisions which shall then remain operative and in full force and effect.

The foregoing provisions are in addition to any rights the parties may have at common law or otherwise and shall be binding on and inure to the benefit of any successor, assigns, and personal representatives of the indemnifying party and each indemnified party.  The provisions of this Exhibit shall remain in full force and effect notwithstanding (i) any investigation made by or on behalf of SDOI or (ii) the completion or termination of the engagement.

Separation Degrees – One, Inc.
77 Geary Street, 5th Floor * San Francisco, CA * 94108
 CONFIDENTIAL * Technology Licensing and Marketing Agreement

ADDENDUM 1 TO AGREEMENT

This document is in reference to a contract agreement dated January 1, 2016, between Separation Degrees – One, Inc. (“SDOI”) and Eco Sciences Solutions, Inc. (“ESSI”).

May it be known that the undersigned parties, for good consideration, do hereby agree to make the following changes and / or additions that are outlined below. These additions shall be made valid as if they are included in the original stated contract.

Stated Contract for:

The issuance and DWAC of $35,000 worth of S-8 shares in ESSI Common Stock (issued at a 30% discount to the market VWAP on the date of payment due (the 1st of every month), or a share price of $0.01 whichever is greater), to SDOI for ongoing project planned technical development/maintenance, production and staging server administration, ongoing marketing services and monthly advertising management.   DWAC distribution is to occur on or before the 1st business day of each calendar month for services provided by SDOI.

The issuance of 500,000 shares in Common Stock, with Piggy Back Registration Rights for the acquisition of SDOI’s discrete communications software platform, including custom developed libraries name “Communications Platform Asset Purchase Agreement, Dated January 4, 2016. DWAC distribution is to occur on or before the March 1, 2016. Both parties agree that SDOI has the right to request that the shares owed to them be delivered in increments less than the total amount of 500,000.

No other terms or conditions of the above mentioned contract shall be negated or changed as a result of this here stated addendum.

Separation Degrees – One, Inc.
77 Geary Street, 5th Floor * San Francisco, CA * 94108
 CONFIDENTIAL * Technology Licensing and Marketing Agreement

Agreed to and accepted:

Sincerely,
SEPARATION DEGREES – ONE, INC.

By: /s/Gannon Giguiere
Gannon Giguiere
CEO

Agreed to and accepted:

ECO SCIENCES SOLUTIONS, INC.
By:	/s/Jeffery Taylor
Jeffery Taylor
CEO

Separation Degrees – One, Inc.
77 Geary Street, 5th Floor * San Francisco, CA * 94108
 CONFIDENTIAL * Technology Licensing and Marketing Agreement

AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT (“Amendment”) is entered into this 25th day of April 2016, by and between Eco Science Solutions, Inc., (“ESSI”), a Nevada corporation, and Separation Degrees – One, Inc. (“SDOI”), a Nevada corporation.

WHEREAS, a Technology Licensing and Marketing Support Agreement was entered into between Separation Degrees – One, Inc. (“SDOI”) and Eco Sciences Solutions, Inc. (“ESSI”) commencing on December 15, 2015, and executed January 1, 2016.

WHEREAS, this Amendment is for the sole purpose of amending the following term set forth in the SDOI Technology Licensing and Marketing Support Agreement (“Agreement”) under paragraph 2 entitled “compensation”:

“SDOI will be issued Series A Preferred Stock initially equal to the current total authorized common shares outstanding of 650,000,000. Additionally, if ESSI were to increase it authorized shares outstanding, the Series A Preferred Stock issued to SDOI would be adjusted within 2 business days to equal the new amount of common stock authorized. ESSI is prohibited to create any new class of Preferred or Common Stock without written consent of SDOI.”

WHEREAS, this Amendment changes the terms of the SDOI Agreement only so far as the following:

“ESSI will issue, or cause to be issued, 1,000 Series A Preferred Shares to SDOI in consideration of the SDOI Agreement, and at such time as SDOI requests the issuance.  Additionally, S-8 shares shall be issued to SDOI to cover monthly service charges, until such time as mutually agreed by both ESSI and SDOI that SDOI shall be paid its monthly services charges in cash.”

Series A Preferred Shares are defined as follows:

The holder of the shares of the Series A Voting Preferred Stock has the right to vote those shares of the Series A Voting Preferred Stock regarding any matter or action that is required to be submitted to the shareholders of the Company for approval. The vote of each share of the Series A Voting Preferred Stock is equal to and counted as 10 times the votes of all of the shares of the Company’s (i) common stock, and (ii) other voting preferred stock issued and outstanding on the date of each and every vote or consent of the shareholders of the Company regarding each and every matter submitted to the shareholders of the Company for approval. The Series A Voting Preferred Stock will not be convertible into Common Stock.

All other terms and conditions of the SDOI Agreement shall remain the same.

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Upon execution of this Amendment, the undersigned do hereby acknowledge that they have received, reviewed, understand, and agree to the terms of the Amendment.

SEPARATION DEGREES – ONE, INC.

/s/ Gannon Giguiere	April 25, 2016
Gannon Giguiere, President	Date

ECO SCIENCE SOLUTIONS, INC.

/s/Jeffery Taylor	April 25, 2016
Jeffery Taylor, President	Date

2

AMENDMENT TO TECHNOLOGY LICENSING
AND MARKETING AGREEMENT BETWEEN
 SEPARATION DEGREES – ONE, INC. AND ECO SCIENCE SOLUTIONS, INC.

This Amendment, Two, dated June 1, 2016, is relative to a Technology Licensing and Marketing Agreement (“Agreement”) entered into by and between Separation Degrees – One, Inc. (SDOI) and Eco Science Solutions, Inc. (ESSI) and dated January 1, 2016, and a subsequent Addendum 1 (“Addendum”) to that Agreement.

This Amendment is entered into in so far as the stated terms of “Section 2. Compensation”, and with regard to both the Agreement, the Addendum and the Amendment One.

Section 2. Compensation stated as follows:

In the Agreement:

In addition to any defined and mutually agreed upon development and licensing fees paid to SDOI by ESSI, SDOI and ESSI shall pursue revenue sharing opportunities from all revenues generated from the BUSINESS. SDOI and ESSI shall split NET PROFITS (NET PROFITS is defined as Gross Profits less Cost of Acquisition on any media spend by either party) that are generated from any and all opportunities developed from the BUSINESS. Revenue sharing percentages from the BUSINESS shall be established in each subsequent addendum hereafter.

SDOI will be issued Series A Preferred Stock initially equal to the current total authorized common shares outstanding of 650,000,000. Additionally, if ESSI were to increase it authorized shares outstanding, the Series A Preferred Stock issued to SDOI would be adjusted within 2 business days to equal the new amount of common stock authorized. ESSI is prohibited to create any new class of Preferred or Common Stock without written consent of SDOI.

In the Addendum:

The issuance and DWAC of $35,000 worth of S-8 shares in ESSI Common Stock (issued at a 30% discount to the market VWAP on the date of payment due (the 1st of every month), or a share price of $0.01 whichever is greater), to SDOI for ongoing project planned technical development/maintenance, production and staging server administration, ongoing marketing services and monthly advertising management.   DWAC distribution is to occur on or before the 1st business day of each calendar month for services provided by SDOI.

The issuance of 500,000 shares in Common Stock, with Piggy Back Registration Rights for the acquisition of SDOI’s discrete communications software platform, including custom developed libraries name “Communications Platform Asset Purchase Agreement, Dated January 4, 2016. DWAC distribution is to occur on or before the March 1, 2016. Both parties agree that SDOI has the right to request that the shares owed to them be delivered in increments less than the total amount of 500,000.

This Amendment ELIMINATES the following terms of Section 2. Compensation in the Agreement:

SDOI will be issued Series A Preferred Stock initially equal to the current total authorized common shares outstanding of 650,000,000. Additionally, if ESSI were to increase its authorized shares outstanding, the Series A Preferred Stock issued to SDOI would be adjusted within 2 business days to equal the new amount of common stock authorized. ESSI is prohibited to create any new class of Preferred or Common Stock without written consent of SDOI.

And provides for the ADDITION of the following terms to Section 2. Compensation of the Agreement and to the Addendum 1 as follows:

Invoices for advertising services will be billed separately from the $35,000 standard monthly fee and will have the same terms as the monthly fee; i.e., the amount invoiced will be paid via the issuance of S-8 shares of ESSI Common Stock (issued at a 30% discount to the market VWAP on the date of payment due (the 1st of every month), or a share price of $0.01, whichever is greater), to SDOI for ongoing advertising services.  DWAC distribution is to occur on or before the 1st business day of each calendar month for services provided by SDOI.

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There will be no preferred shares issued to SDOI under the Agreement, the Addendum 1, or this Amendment for services rendered by SDOI to ESSI.

ALL OTHER TERMS AND CONDITIONS OF THE AGREEMENT DATED JANUARY 1, 2016, THE ADDENDUM, AND THE AMENDMENT ONE REMAIN THE SAME.

The undersigned, by signing below, acknowledges that they have read, understood and agree to the terms of this Amendment, dated this 1st day of June 2016.

SEPARATION DEGREES – ONE, INC.

/s/ Gannon Giguiere
_________________________________
By: Gannon Giguiere, President

ECO SCIENCE SOLUTIONS, INC.

/s/Jeffery Taylor
________________________________
By:  Jeffery Taylor, President
2

AMENDMENT THREE TO TECHNOLOGY LICENSING AND MARKETING
AGREEMENT BETWEEN SEPARATION DEGREES – ONE, INC. AND ECO SCIENCE SOLUTIONS, INC.

THIS AMENDMENT THREE, dated October 1, 2016, is relative to a Technology Licensing and Marketing Agreement (“Agreement”) entered into by and between Separation Degrees – One, Inc. (SDOI), and Eco Science Solutions, Inc. (ESSI), dated January 1, 2016, an Addendum to that Agreement dated the same day, and an Amendment to Technology Licensing and Marketing Agreement between Separation Degrees – One, Inc. and Eco Science Solutions, Inc. dated June 1, 2016 (“Amendment 2”).

This Amendment Three is entered into in so far as to the dollar amount of the issuance of S-8 shares of ESSI Common Stock, as stated terms of “Section 2. Compensation”, and with regard to both the Agreement, the Addendum, and the Amendments to the Agreement.

This Amendment Three increases the issuance of $35,000 worth of S-8 shares of ESSI Common Stock to $42,000 worth of S-8 shares of ESSI Common Stock effective October 1, 2016.

All other terms and conditions remain the same, and no terms shall be negated or changed as a result of this Amendment Three.

The undersigned, by signing below, do hereby acknowledge the receipt, review and understanding of the Amendment and do hereby agree to the increase from the issuance of S-8 Shares from $35,000 to $42,000 S-8 Shares.

SEPARATION DEGREES – ONE, INC.

/s/Gannon Giguiere	October 1, 2016
Gannon Giguiere, President	Date

ECO SCIENCE SOLUTIONS, INC.

/s/Jeffery Taylor	October 2, 2016
Jeffery Taylor, President	Date

ATTACHMENT B

SDOI INVOICE CONVERSION TO ESSI SHARES

INVOICE DATE	AMOUNT OF INVOICE	VWAP	DISCOUNT	CONVERSION PRICE	TOTAL CONVERTED SHARES
1/1/2016	$73,510.00	$0.0049	30%	$0.01	7,351,000
2/1/2016	$76,225.00	$0.24	30%	$0.168	4,537,202
3/1/2015	$76,556.00	$0.41	30%	$0.287	266,746
4/1/2016	$124,589.00	$0.367	30%	$0.2568	485,160
5/1/2016	$126,956.00	$0.270	30%	$0.189	671,725
6/1/2016	$125,000.00	$0.258	30%	$0.180	694,444
7/1/2016	$150,000.00	$0.244	30%	$0.1709	877,706
8/1/2016	$150,000.00	$0.272	30%	$0.1901	789,058
9/1/2016	$200,000.00	$0.678	30%	$0.4743	421,674
10/1/2016	$226,157.00	$1.61	30%	$1.127	200,672
11/1/2016	$237,464.85	$1.96	30%	$1.372	173,079
12/1/2016	$227,966.25	$1.76	30%	$1.232	185,038
TOTAL	$1,794,424.00				16,653,504

MONTHLY INVOICE DATE	AMOUNT OF INVOICE	VWAP	DISCOUNT	CONVERSION PRICE	TOTAL CONVERTED SHARES
10/1/2016	$42,000.00	$1.61	30%	$1.127	37,267
11/1/2016	$42,000.00	$1.96	30%	$1.372	30,612
12/1/2016	$42,000.00	$1.76	30%	$1.232	23,864
TOTAL	$126,000.00				91,743

TOTAL OUTSTANDING BALANCE: $1,920,424.00
TOTAL SHARES UNDER THE AGREEMENTS (IF CONVERTED): 16,745,247